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                                                                    EXHIBIT 99.1

                              FOR IMMEDIATE RELEASE

                                    CONTACTS:

INSIGNIA SOLUTIONS                             MORGEN-WALKE ASSOCIATES
Gary M. Katz                                   Investors: Kip Meintzer/Ty George
Public Relations                               Press:  Ron Heckmann
(510) 360-3700                                 (415) 296-7383
gary.katz@insignia.com                         insignia@mwa-sf.com


                  INSIGNIA SOLUTIONS EXPANDS RELATIONSHIP WITH
             PHOENIX TECHNOLOGIES IN PROJECTED $8 MILLION AGREEMENT

PHOENIX TO INCORPORATE INSIGNIA'S JEODE TECHNOLOGY IN FIRSTVIEW CONNECT INTERNET
           ACCESS SOFTWARE FOR NEXT-GENERATION INFORMATION APPLIANCES

FREMONT, CALIF. - JUNE 27, 2001 - Insignia Solutions (Nasdaq: INSG), the leading provider of accelerated Java software solutions for information appliances, announced today that Phoenix Technologies (Nasdaq: PTEC) has signed an agreement with a projected revenue of $8 million to incorporate Insignia's accelerated Jeode virtual machine technologies into FirstView Connect(TM), Phoenix's Internet access software for next-generation information appliances. Insignia will recognize a portion of the revenue in the current quarter, with the remainder being recognized over the term of the agreement.

"We are very pleased to announce this new agreement with Phoenix Technologies. FirstView Connect provides the type of robust software platform for which our Jeode virtual machine technology was designed. As a global leader in the industry with a broad range of engineering resources around the world, Phoenix is well-positioned to deliver Jeode technology into a whole new generation of information appliances, " said Rick Noling, president and chief executive officer of Insignia Solutions.

"The Internet is still an emerging market and the number of people who access the Internet through appliances rather than personal computers is on the rise. We are committed to providing the latest technology to our customers in these markets and this new partnership with Insignia is part of that ongoing commitment," said David Gibbs, vice president and general manager, Information Appliance Division, Phoenix Technologies. The Jeode(TM) platform enables accelerated and robust Java(TM) functionality on information appliances. A "Sun Authorized Virtual Machine" fully compatible with the PersonalJava(TM) and EmbeddedJava(TM) specifications, the Jeode EVM(TM) can execute Java applications 6-10 times faster than interpretive JVMs in roughly the same amount of memory.

Key attributes include:

     o Industry leading accelerated performance and efficient memory utilization through patent-pending dynamic adaptive compilation (DAC(TM)) and precise, concurrent garbage collection technologies


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     o    Configurability and tunability to meet the diverse needs of information appliance developers

     o A turn-key software solution already ported and tested on popular RTOS/ microprocessor combinations:

               - Operating systems include Windows CE, Windows NT4, VxWorks, Linux, ITRON, Nucleus, BSDI Unix and pSOS
               - Microprocessors include MIPS, ARM, Intel x86, PowerPC and Hitachi SH-3 and SH-4

ABOUT PHOENIX

Phoenix is the global leader in "PLATFORMWARE", system-enabling software products for PCs and connected digital devices in the Age of Digital Convergence. The company's BIOS and BIOSplus(TM) platformware is used by more than 800 customers worldwide and is designed into millions of industry standard desktop, notebook and server PCs sold annually. Phoenix Technologies' FirstWare(TM) family of products provides an innovative new way to reduce manufacturing and support costs for OEMs and Resellers while providing value for the end-user through "instant-on" applications. In the Information Appliance market segment, Phoenix Technologies' FirstView(TM) family delivers an easy-to-implement, low cost/high value architecture that enables "instant-on" internet access and browsing capability for devices such as Internet TV, interactive screen phones, and handheld appliances. In the area of device security, Phoenix Technologies' FirstAuthority(TM) Trusted Device Infrastructure enables next generation `device authority' security products and services designed from the ground up to deliver a higher level of trust to both devices and device-aware e-business applications. Our customers and partners have come to rely on PHOENIX@THECORE for their new product and digital initiatives based on our proven track record.

For more information about Phoenix Technologies, visit the company's website at http://www.phoenix.com/.

INSIGNIA SOLUTIONS

Insignia Solutions is the leading provider of accelerated Java software solutions that dynamically optimize the use of available system resources. Insignia's patent-pending Jeode virtual machine technologies are licensed by such leading companies as BSQUARE Corporation (Nasdaq: BSQR), Compaq Computer Corporation (NYSE: CPQ), Echelon Corporation (Nasdaq: ELON), Fujtisu PC, Gemstar/TV Guide (Nasdaq: GMST), Intel Corporation (Nasdaq: INTC), NCR Corporation (NYSE: NCR), Nortel Networks (NYSE: NT), Olivetti Lexikon, Philips Semiconductor (NYSE: PHG), Phoenix Technologies (Nasdaq: PTEC), Quantum Corporation (NYSE: DSS, HDD), Siemens AG, Toshiba Information Systems, Victor Data Systems (a subsidiary of JVC) and Wind River Systems (Nasdaq: WIND). Insignia Solutions is publicly-held with headquarters in Fremont, California, and its main R&D facilities in High Wycombe, England. Sales and marketing departments are located in Fremont and High Wycombe. For additional information on Insignia and its products, call 800/848-7677 in the United States, +44
(0)1628 539 500 in Europe, +81 3 5404 3440 in Japan or visit the company's website at http:\\www.insignia.com.

                                      # # #

(C) Insignia and Insignia Solutions are registered trademarks and Jeode, Embedded Virtual Machine, EVM and DAC are trademarks of Insignia Solutions, Inc. Sun Microsystems, Sun, Java, EmbeddedJava, and PersonalJava are trademarks or registered trademarks of Sun Microsystems, Inc. in the United States and other countries. All other trademarks are the property of their respective holders.

FORWARD LOOKING STATEMENTS

The statements in this press release relating to matters that are not historical are forward-looking statements that involve risks and uncertainties. These forward-looking statements include the anticipated timing of product releases, the expected customer demand for existing and new products, the expected revenue from product sales, the growth of the market for Insignia Solutions' products, and the market demand for the Jeode platform. Actual results could


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differ materially from those anticipated. There can be no assurance that the company will be able to market and support the Jeode product or customers will accept that such product. The company's business is subject to a variety of other risks and uncertainties that include, but are not limited to, rapid technological changes in the industry, increased competition, and timely introduction and customer acceptance of the Company's products. These and other risks and uncertainties are further described in the Company's Form 10-K for the year ended December 31, 2000 and will be described from time to time in the Company's other filings with the Securities and Exchange Commission.